Exhibit 10.1

EXPATRIATE AGREEMENT

This Agreement sets forth the compensation and benefits that will be provided to William H. Reitman in connection with his assignment to work in Freienbach, Switzerland as Senior Vice President, Managing Director Europe for Briggs & Stratton International, Inc.

1)	Compensation

a)	Effective with the commencement of assignment responsibilities, Mr. Reitman’s base monthly salary shall be $30,250 per month, payable in equal semi-monthly installments on the 16th and last day of the month.

b)	Mr. Reitman shall receive an annual foreign service premium equal to 10% of base salary to be paid in equal semi-monthly installments, and included in regular pay effective the actual transfer date to the work country.

c)	Mr. Reitman is an eligible participant in the Bonus Plan at the 60% target award level. Performance factors will be determined per EVA plan.

d)	Mr. Reitman’s salary compensation will be administered in accordance with U.S. practices. Performance will be measured on fiscal year results and eligibility for merit increase will be September 1st of each year.

e)	Mr. Reitman will be subject to the salary deduction for the “Personal Housing Contribution” as outlined in the Briggs & Stratton Corporation International Assignment Policy dated July 2002 (“International Assignment Policy”), irrespective of any later amendments.

f)	Mr. Reitman will be subject to the salary adjustment for the “Goods and Services Allowance” as outlined in the International Assignment Policy dated July 2002, irrespective of any later amendments.

g)	Mr. Reitman will receive an assignment allowance in the amount of $62,000 upon completion of the period set forth in Paragraph 8, below. The amount of $62,000 is based upon completion of the full period set forth in Paragraph 8. Should the assignment be shorter or longer than the period set forth in Paragraph 8, this amount shall be prorated accordingly.

h)	During the term of this assignment, Mr. Reitman is eligible for an annual assignment bonus in an amount equal to 5% of his annual salary if performance goals are met. This assignment bonus shall be paid at the discretion of Briggs & Stratton International, Inc., is in addition to the EVA Incentive Compensation Plan described above, and, if provided, will be paid annually.

i)	Mr. Reitman will receive 3,000 shares of restricted stock for completion of each full year of the assignment.

2)	Benefits

a)	Mr. Reitman will be eligible for his home country vacation schedule. Upon repatriation he will remain on the home country vacation schedule.

b)	Briggs & Stratton International, Inc. will provide life insurance, accidental death and personal loss insurance and health insurance coverage in Switzerland. If Mr. Reitman or covered family member is involved in an accident or suffers a sudden illness and adequate medical facilities are not available, Briggs & Stratton International, Inc. will arrange and pay for emergency medical evacuation for the patient to the nearest facility capable of providing appropriate care. If it is medically advisable to do so, arrangements will be made to return the patient to the United States at the expense of Briggs & Stratton International, Inc.

c)	As an employee of Briggs & Stratton International, Inc. Mr. Reitman will be eligible to participate in the Briggs & Stratton Corporation’s 401(k) plan as long as:

i.	Mr. Reitman continues as an employee of Briggs & Stratton International, Inc. ;

ii.	Mr. Reitman is paid in U. S. currency;

iii.	Mr. Reitman’s compensation is borne by Briggs & Stratton International, Inc; and

iv.	Mr. Reitman meets all other Plan qualifications.

d)	As an employee of Briggs & Stratton International, Inc., Mr. Reitman will be eligible to participate in Briggs & Stratton Corporation’s Retirement Plan pursuant to the Plan terms.

e)	Briggs & Stratton International, Inc. will provide for annual physical exams for Mr. Reitman and his spouse in the United States to be performed during the agreed upon return trips.

3)	Housing

a)	Briggs & Stratton International, Inc. will provide housing, including utilities, as outlined in the International Assignment Policy dated July 2002, irrespective of any later amendments.

4)	Relocation

a)	Mr. Reitman will be eligible for a Miscellaneous Relocation Expense Allowance equal to one month’s salary (net after tax) to help defray miscellaneous relocation expenses. This allowance will be paid during the month of transfer.

b)	Briggs & Stratton International, Inc. will provide for the storage of household goods.

5)	Trips

a)	Air travel to the United States will be in accordance with Briggs & Stratton Global Travel & Expense Policy.

b)	Briggs & Stratton International, Inc. will provide four annual return trips to Milwaukee, Wisconsin or equivalent week-day airfare cost destinations for Mr. Reitman and his spouse coach airfare and hotel included in equivalency test.

c)	Emergency leave will be provided in accordance with the International Assignment Policy.

6)	Tax Liability

a)	Mr. Reitman will be made aware of the tax implication and U. S. tax liability incurred as a result of his expatriate assignment.

b)	Briggs & Stratton International, Inc. will provide tax equalization to Mr. Reitman in accordance with the International Assignment Policy.

c)	Briggs & Stratton International, Inc. will pay for the standard preparation of Mr. Reitman’s U. S. Federal, State, and Swiss individual income tax returns for the duration of the expatriate assignment, and for costs associated with any tax audit. Mr. Reitman is required to maintain adequate records to assist in the preparation of the required tax returns.

7)	Miscellaneous

a)	Briggs & Stratton International, Inc. will arrange for and provide all required visas and immunizations prior to the start of the expatriate assignment.

b)	Briggs & Stratton International, Inc. will be willing to discuss any major item or issue that may arise at a later date and would have significant negative personal or financial impact on Mr. Reitman and his spouse during this expatriate assignment.

c)	In case of conflict between this Agreement and the International Assignment Policy, this Agreement will control.

8)	Term and Repatriation

a)	This Agreement is effective on such date as the required Swiss work and residence permit has been granted which is expected to be on or around October 1, 2013 through December 31, 2015. After December 31, 2015, the Agreement will automatically renew on a month-by-month basis, until:

i.	Briggs & Stratton International, Inc. and Mr. Reitman enter into a new Agreement;

ii.	Briggs & Stratton International, Inc. decides for any reason, upon thirty (30) days notice, to end the automatic monthly renewal and terminate the Agreement, in which case, Mr. Reitman shall receive all repatriation expenses per the International Assignment Policy.; or

iii.	Mr. Reitman decides for any reason, upon thirty (30) days notice, to end the automatic monthly renewal and terminate the Agreement, in which case, Mr. Reitman shall receive all repatriation expenses per the International Assignment Policy.

b)	During the term of this Agreement, the separate Employment Agreement and Change in Control Agreement between Mr. Reitman and Briggs & Stratton Corporation will remain in effect in accordance with their terms, and Mr. Reitman shall be entitled to receive the greater of the benefits available to him under this Agreement or under those separate agreements, but shall not be entitled to any duplicative benefits.

c)	In the event that Briggs & Stratton International, Inc., or any affiliate company, decides to shorten the duration of the expatriate assignment, it will provide all repatriation expenses per the International Assignment Policy.

d)	In the event Mr. Reitman terminates the Agreement prior to December 31, 2015, Briggs & Stratton International, Inc. will not be obligated to pay any severance or reimburse him for repatriation.

e)	In the event Mr. Reitman’s employment is terminated in accordance with the terms of the separate Employment Agreement and/or Change in Control Agreement between Mr. Reitman and Briggs & Stratton Corporation, this Agreement shall automatically terminate and Briggs & Stratton International, Inc. will not be obligated to pay any severance or reimburse him for any repatriation expenses.

9)	Governing Law.

a)	This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Wisconsin.

This Agreement, once signed, is binding by both Briggs & Stratton International, Inc. and Mr. Reitman.

Briggs & Stratton Corporation	Briggs & Stratton International, Inc.

Todd J. Teske – Chairman,	Andrea Golvach	William H. Reitman
President & Chief Executive Officer	VP Treasurer

Date	Date	Date